Exhibit 99

News

Ford Motor Co.’s July Sales Up 9 Percent; Ford Brand Utilities, Stronger Lincoln Lead the Way

●	Ford’s July sales totaled 180,865, up 9 percent versus a year ago

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Ford brand sales were up 13 percent, paced by utilities (up 43 percent); Escape sets any-month sales record of 24,411 (up 66 percent); demand for new Explorer (up 108 percent) and Edge (up 4 percent) continues to grow

●	Lincoln sales up 40 percent as MKZ increases 80 percent and MKX registers 33 percent gain versus a year ago

DEARBORN, Mich., Aug. 2, 2011 – Ford’s July sales totaled 180,865, up 9 percent versus a year ago – driven by 13 percent higher Ford brand sales and 40 percent higher sales for Lincoln.

“We are encouraged to see the stronger pace of auto sales, along with continued customer demand for our fuel-efficient cars, utilities and trucks,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service.

Ford Brand Cars: Up 8 Percent
Fiesta and Fusion posted higher sales than a year ago.

Fiesta sales totaled 5,296, up 58 percent, and Fusion sales were 19,318 – a record for the month of July. Fusion has set a monthly sales record in each of the last 11 months. In the first seven months of 2011, Fusion was Ford’s top-selling car, with sales totaling 151,004, up 17 percent versus a year ago.

Focus sales, constrained by low inventory, totaled 14,889, down 3 percent. Fiesta and Focus remain the fastest-turning vehicles on the Ford showroom floor.

“Fiesta, Focus and Fusion have put Ford back in the car business,” Czubay said.

Year-to-date, Ford brand car sales totaled 430,633, up 24 percent.

The Fiesta and Focus recently were named to Kelley Blue Book’s 2011 Top 10 Coolest New Cars Under $18,000.

Ford’s Los Angeles region ranks first among Ford’s 22 regions in Fiesta sales and has moved up to fourth place in Focus sales. Ford’s two new small cars also are playing a key role in market share gains in Ford’s Eastern and Western market areas.

Ford Brand Utilities: Up 43 Percent
Ford’s best-selling utility is the Escape, which set an all-time monthly sales record of 24,411 models. Year-to-date, Escape sales totaled 147,018, up 29 percent.

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Explorer sales totaled 9,897, up 108 percent versus a year ago, and Edge set a July record with sales totaling 9,731 models, up 4 percent.

“Customers value the fuel efficiency and technology in our new utilities” said Czubay, noting that more than 90 percent of Explorers and more than 80 percent of Edges are equipped with MyFord Touch, Ford’s industry-leading hands-free system that controls entertainment, information and vehicle systems.

Ford recently announced that the 2012 Explorer, which begins production later this summer, has an EPA estimated highway fuel economy rating of 28 mpg when equipped with the new 2.0-liter EcoBoost engine. Explorer on the highway now beats Honda Pilot and Jeep Grand Cherokee by 5 mpg, Chevrolet Traverse by 4 mpg and Toyota Highlander by 3 mpg.

Through July, Ford was the best-selling brand of utility vehicles in America, with sales totaling 330,619, up 27 percent.

Ford Brand Trucks: Up 1 Percent
Ford truck sales were slightly higher than a year ago in July and higher than a year ago on a year-to-date basis. July truck sales totaled 67,473, up 1 percent. Year-to-date, Ford truck sales totaled 442,262, up 9 percent.

F-Series, America’s best-selling truck for 34 years in a row, posted July sales of 49,104, down 3 percent versus a year ago. Sales of the F-150 with new V6 engines continued to outsell V8s in July as V6 engines accounted for 56 percent of F-150 retail sales. The 3.5-liter EcoBoost engine accounted for 40 percent of F-150 sales, and the 3.7-liter V6 accounted for 16 percent. In July, F-Series 2011 sales crossed the 300,000 milestone, with 313,183 trucks sold.

Sales of commercial vans were about equal to a year ago. Econoline sales were up 2 percent, and Transit Connect sales were down 1 percent. Ranger sales were up 23 percent.

Lincoln Brand: Up 40 Percent
Lincoln posted a 40 percent sales increase in July – paced by the brand’s newest products. In the first seven months of 2011, Lincoln sales totaled 49,817, up 1 percent versus the same period a year ago.

The MKZ sedan is Lincoln’s top seller with July sales of 2,869, up 80 percent. Sales for the MKX crossover totaled 1,915, up 33 percent. Sales for the MKS sedan and Navigator SUV also were higher.

Lincoln was rated the most dependable brand in the J. D. Power and Associates 2011 Vehicle Dependability Study, and – among individual models – the MKZ sedan ranked second in reliability. Lincoln also was named the top brand in the 2011 AutoPacific Vehicle Satisfaction Awards.

“We are absolutely focused on making Lincoln a world-class luxury brand with compelling vehicles and an exceptional ownership experience to match,” said Czubay. “We also have a lot of Lincoln news coming up – with seven new or significantly refreshed models in the next three years.”

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 166,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

Contact:	George Pipas
313.323.9216
gpipas@ford.com

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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1